Exhibit 99.1

Pangiam Ultimate Holdings, LLC and Subsidiaries

Table of Contents

December 31, 2023 and 2022

Report of Independent Auditors

To the Board of Managers of Pangiam Ultimate Holdings, LLC

Opinion

We have audited the accompanying consolidated financial statements of Pangiam Ultimate Holdings, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, of comprehensive income, of changes in members’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

PricewaterhouseCoopers LLP, 655 New York Ave NW, Suite 1100, Washington, District of Columbia 20001

T: (202) 414 1000, www.pwc.com/us

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Washington, District of Columbia

March 26, 2024

Pangiam Ultimate Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2023 and 2022

	2023	2022
Assets
Current assets
Cash	$1,039,078	$3,386,393
Restricted cash	1,116,883	111,715
Accounts receivable, net of allowance for credit losses of $126,708 as of December 31, 2023	7,825,394	5,926,568
Income tax receivable	104,137	104,137
Other current assets	312,443	390,046

Total current assets	10,397,935	9,918,859
Non-current assets
Property and equipment, net	657,044	728,599
veriScan software, net	7,663,460	8,732,780
Customer relationships, net	32,491,296	34,485,792
Other intangible assets, net	3,301,826	3,694,254
Goodwill	14,441,248	14,441,248
Right-of-use assets, net	5,806,513	6,105,281
Other non-current assets	1,776,561	752,102

Total non-current assets	66,137,948	68,940,056

Total assets	$76,535,883	$78,858,915

Liabilities and Members’ Deficit
Current liabilities
Accounts payable	$4,274,867	$1,193,224
Accrued compensation	4,472,192	4,117,704
Loans payable and accrued interest	73,719,678	63,346,559
Other accrued expenses	3,155,538	1,057,458
Deferred revenue	1,245,843	554,819
Operating lease liabilities	1,075,408	1,018,758

Total current liabilities	87,943,526	71,288,522
Non-current liabilities
Due to related party	10,954,948	2,868,684
Operating lease liabilities	6,168,380	6,490,587
Deferred tax liability, net	144,391	120,846

Total non-current liabilities	17,267,719	9,480,117

Total liabilities	105,211,245	80,768,639

Commitments and contingencies (Note 14)
Members’ deficit
Capital contributions	66,031,670	66,031,670
Accumulated comprehensive income	20,539	2,319
Accumulated deficit	(94,727,571)	(67,943,713)

Total members’ deficit	(28,675,362)	(1,909,724)

Total liabilities and members’ deficit	$76,535,883	$78,858,915

The accompanying notes are an integral part of these consolidated financial statements.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2023 and 2022

	2023	2022
Revenue	$40,648,829	$34,531,916
Cost of revenue	27,669,175	24,390,625

Gross margin	12,979,654	10,141,291
Research and development	9,820,141	5,687,904
Selling, general and administrative	17,056,409	19,234,804
Transaction expenses	3,783,564	—
Depreciation and amortization	2,415,213	2,358,358
Goodwill impairment	—	32,984,777

Total operating expenses	33,075,327	60,265,843

Operating loss	(20,095,673)	(50,124,552)
Interest expense, net	6,451,130	3,096,978

Loss before tax	(26,546,803)	(53,221,530)

Income tax (expense) benefit	(163,975)	257,887

Net loss	$(26,710,778)	$(52,963,643)

The accompanying notes are an integral part of these consolidated financial statements.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2023 and 2022

	2023	2022
Net loss	$(26,710,778)	$(52,963,643)
Other comprehensive income
Foreign currency translation adjustments, net of tax	18,220	2,319

Total other comprehensive income	18,220	2,319

Comprehensive loss	$(26,692,558)	$(52,961,324)

The accompanying notes are an integral part of these consolidated financial statements.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Deficit

Years Ended December 31, 2023 and 2022

	Capital Contributions	Accumulated Deficit	Accumulated Comprehensive Income	Total Members’ Deficit
Balance at December 31, 2021	$66,031,670	$(14,980,070)	$—	$51,051,600
Net loss	—	(52,963,643)	—	(52,963,643)
Other comprehensive income	—	—	2,319	2,319

Balance at December 31, 2022	$66,031,670	$(67,943,713)	$2,319	$(1,909,724)
Credit loss adjustment	—	(73,080)	—	(73,080)

Balance at January 1, 2023	66,031,670	(68,016,793)	2,319	(1,982,804)
Net loss	—	(26,710,778)	—	(26,710,778)
Other comprehensive income	—	—	18,220	18,220

Balance at December 31, 2023	$66,031,670	$(94,727,571)	$20,539	$(28,675,362)

The accompanying notes are an integral part of these consolidated financial statements.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

	2023	2022
Cash flows from operating activities
Net loss	$(26,710,778)	$(52,963,643)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,644,535	3,587,680
Goodwill impairment	—	32,984,777
Non-cash revenue	(20,599)	(22,471)
Deferred taxes	23,545	(308,549)
Unrealized foreign exchange loss	107,305	76,366
Non-cash interest expense	6,459,382	2,166,216
Provision for expected credit losses	53,628	—
Changes in assets and liabilities
Accounts receivable	(2,023,586)	(2,666,242)
Other current and non-current assets	(989,417)	(598,134)
Deposits	—	2,000,000
Accounts payable	3,051,002	(282,361)
Accrued compensation	329,315	1,297,102
Other accrued expenses	2,089,935	(219,303)
Deferred revenue	691,018	266,490
Operating right-of-use assets and operating lease liabilities, net	33,211	1,040,075

Net cash used in operating activities	(13,261,504)	(13,641,997)

Cash flows from investing activities
Purchases of property and equipment	(66,736)	(618,877)
Purchases of intangible assets	(50,000)	(166,250)

Net cash used in investing activities	(116,736)	(785,127)

Cash flows from financing activities
Repayment of term loan	—	(61,199,028)
Proceeds from term loan	4,500,000	70,199,028
Proceeds from related party notes	7,500,000	850,000

Net cash provided by financing activities	12,000,000	9,850,000

Effect of foreign exchange rate changes on cash and restricted cash	36,093	5,326

Net decrease in cash and restricted cash during the year	(1,342,147)	(4,571,798)
Cash and restricted cash
Beginning of year	3,498,108	8,069,906

End of year	$2,155,961	$3,498,108

Supplemental cash flow information
Cash paid for interest	$—	$939,199
Cash paid for taxes	48,426	21,796
Reconciliation of cash and restricted cash reported in the Consolidated Balance Sheets
Cash	$1,039,078	$3,386,393
Restricted cash	1,116,883	111,715

Total cash and restricted cash	$2,155,961	$3,498,108

The accompanying notes are an integral part of these consolidated financial statements.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

1.	Business Description

Pangiam Ultimate Holdings, LLC (the “Company” or “Pangiam”) was formed in Delaware on September 29, 2020. The Company is headquartered in McLean, Virginia. The Company is a provider of security solutions, specializing in customized digital identity, biometrics, AI/ML, and advanced analytics software and solutions for global trade, travel, and digital identity industries. Airlines, airports, and US Government agencies are among the Company’s customers relying on vision AI, analytics capabilities, and expertise to streamline operations, secure facilities, and verify identity.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and the accounts of its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Liquidity

Since inception, the Company has funded operations through proceeds from the issuance of debt and equity to AE Industrial Partners (the Company’s “majority investor”). Management assesses liquidity in terms of the Company’s ability to generate adequate amounts of cash to meet current and future liquidity needs. The expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures, and other general corporate services. The primary working capital requirements are for project execution activities including payroll costs driven primarily by the timing and extent of activities required on new and existing projects. Capital expenditures are primarily related to IT equipment, computers, software, and leases.

The consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. The Company has incurred net losses and negative cash flows for the years ended December 31, 2023 and 2022 primarily associated with hiring of personnel and investment in technology development to ramp up for expected future contract wins, and professional services. The Company funded its operations during the year ended December 31, 2023 through borrowings from its existing lender under the New Credit Agreement and through borrowings with new promissory notes from the majority investor (Note 9, Debt). The Company’s majority investor has fully guaranteed the Company’s existing debt, as well as new borrowings under the New Credit Agreement. The Company’s New Credit Agreement is due on demand and, as a result, the debt has been classified as a current liability.

The Company drew $3,500,000 on January 4, 2024 from the New Credit Agreement to fund operations prior to the closing of the Merger Agreement.

In February of 2024, the majority investor created a new legal entity, PG Finance, LLC (“PG Finance”) with a contribution of cash and equity in Pangiam Ultimate Holdings, LLC. PG Finance and any other preemptive rights participants contributed $109,375,662 to Pangiam Ultimate Holdings, LLC in exchange for 109,375,662 Class A Preferred Units, a newly created class of preferred units of the Company. The Company used the proceeds to repay $78,287,860 of outstanding debt due under the New Credit Agreement and $11,087,802 of related party promissory notes, as well as transaction expenses, bonuses and other expenses incurred by the Company.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

On February 29, 2024, Pangiam Merger Sub, Inc. closed its Merger Agreement (Note 18, Subsequent Events) and became a wholly-owned subsidiary of BigBear.ai Holdings, Inc. Prior to the merger, the Company satisfied the pre-closing conditions by repaying the debt and transaction expenses (see preceding paragraph).

Management believes that the repayment of debt, funding received in February of 2024, and closing of the Merger Agreement mitigate the need to obtain additional capital infusions from its majority investor to support its ongoing operations for a period of beyond a year from the Company’s financial statement issuance date.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the consolidated financial statements. Actual results could differ from those estimates. The Company’s significant accounting judgments and estimates include the assignment of consideration to acquired assets and assumed liabilities, estimated amortizable lives of long-lived assets and intangible assets, recoverability of intangible assets, goodwill, and other long-lived assets, equity compensation awards, the incremental borrowing rate (“IBR”), and the estimated fair value of the underlying assets in determining lease classification. Although management is not currently aware of any factors that would significantly change its estimates and assumptions, actual results may differ from these estimates.

Cash and Restricted Cash

The Company maintains cash and restricted cash in bank deposit accounts which at times may exceed the United States Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per depositor. The Company maintains a restricted cash balance for funds used for specific purposes which include, but are not limited to, contract letters of credit, collateral, and debt repayment. Restricted cash was required pursuant to the terms of the Company’s Original Loan Agreement.

Foreign Currency

The reporting currency of the Company is the U.S. dollar. The functional currency of each subsidiary is the applicable local currency. The Company’s foreign subsidiaries operations are translated from the applicable functional currency to the U.S. dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the period-end exchange rates.

Accounts Receivable, Net

The Company generally records a receivable when revenue is recognized as the timing of revenue recognition may differ from the timing of payment from customers. Payment terms and conditions vary by contract, although terms generally include a requirement of payment within 30 to 75 days. The Company’s accounts receivables do not bear interest, and they are recorded at the invoiced amount less an allowance for any potentially uncollectable accounts under the current expected credit loss (“CECL”) impairment model and presents the net amount of the financial instrument expected to be collected. The Company includes current unbilled receivables (those with conditional rights to consideration based on anything other than the passage of time) with its billed receivables (those with unconditional rights to consideration) in Accounts receivable, net on the Consolidated Balance Sheet.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, which considers forecasts of future economic conditions in addition to information about past events and current conditions. Based on this model, the Company considers many factors, including the age of the balance, collection history, and current economic trends. Bad debts are written off after all collection efforts have ceased. Allowances for credit losses are recorded as a direct reduction from an asset’s amortized cost basis. Credit losses and recoveries are recorded in Selling, general and administrative expenses in the Consolidated Statements of Operations. Recoveries of financial assets previously written off, if any, are recorded when received.

Property and Equipment, Net

Property and equipment is recorded at cost, except in the case of acquisitions when it is recorded at fair value. Property and equipment is presented net of depreciation on the Consolidated Balance Sheets. Depreciation is calculated using the straight-line method over the following estimated useful lives:

Leasehold improvements	11 years
Furniture & fixtures	7 years
Computer and computer equipment	3 years
Other	3 years

Betterments, renewals, and extraordinary repairs that extend the life of an asset are capitalized. Leasehold improvements are depreciated over the shorter of the useful life or the lease term. Expenditures for repairs and maintenance are expensed as incurred and recorded within Selling, general and administrative expense in the Consolidated Statements of Operations.

Intangible Assets, Net

Intangible assets consist of assets acquired as part of business combinations and purchased in the course of normal business operations of the Company. Intangible assets with definite useful lives are amortized as the Company consumes economic benefit over the estimated useful lives of the intangible assets. The Company has no intangible assets with indefinite lives.

In accordance with ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets, the intangible assets are reviewed for impairment, whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An estimate of the related undiscounted cash flows over the remaining life of the long-lived asset is utilized in assessing whether an asset has been impaired with an impairment measured based upon the amount by which the carrying amount of the asset exceeds the fair value.

Goodwill

Goodwill is the excess of the purchase price over the estimated fair value of identifiable net assets acquired in business combinations. In accordance with ASU 2021-03, goodwill is tested for impairment on an annual basis at year-end as well as when events or changes in circumstances (i.e., triggering events) indicate the carrying amount of goodwill may not be fully recoverable. Goodwill is considered impaired when its carrying value exceeds its fair value. In such an event, an impairment loss will be recognized equal to the amount of that excess. The Company monitors the existence of potential impairment indicators throughout the year. Goodwill impairment testing is performed at the reporting unit level. The Company may elect to perform either a qualitative test or a quantitative test to determine if it is more likely than not that the

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

carrying value of a reporting unit exceeds its estimated fair value. Fair value reflects the price a market participant would be willing to pay in a potential sale of the reporting unit. If the estimated fair value exceeds carrying value, then the Company concludes that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its estimated fair value, the Company recognizes an impairment loss in an amount equal to the excess, not to exceed the amount of goodwill assigned to the reporting unit.

Leases

The Company is a lessee and recognizes its leases in accordance with ASU 2016-02, “Leases (Topic 842)”. The Company determines if an arrangement is a lease at inception. Leases are classified at lease commencement as either operating or finance leases. The Company uses leases to obtain the use of office space. As of December 31, 2023 and 2022, the Company had only one long-term lease. Operating leases are recorded in Right-of-use assets and Operating lease liabilities (current and non-current) on the Consolidated Balance Sheets.

Operating lease liabilities are calculated as the present value of the future minimum lease payments as of the commencement date. Since most lease agreements do not provide an implicit rate, the Company uses its IBR as of the commencement date in estimating the present value of future payments. The IBR is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The IBR is determined considering macro-economic factors such as the specific interest rate curve based on the relevant term, as well as specific factors contributing to the Company’s credit spread. Lease terms, for the purpose of determining each lease’s present value, include options to extend or terminate the lease if its reasonably certain that the Company will exercise that option. The Company has lease agreements with lease and non-lease components but has elected to not separate non-lease components of a contract from the lease component to which they relate.

Short-term leases less than twelve months in length are not included in the determination of lease liabilities. Lease payments for short-term leases are recognized in net income on a straight-line basis over the lease term and are included in Selling, general and administrative expense on the Consolidated Statements of Operations.

Operating right-of-use assets are the calculated lease liabilities, excluding the lease incentives and initial costs incurred to obtain the lease. Right-of-use assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that related carrying amounts may not be recoverable from undiscounted cash flows in accordance with ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets.

Fair Value Measurements

Fair value is the price that would be received if an asset were sold or the price that would be paid to transfer a liability in an orderly transaction between willing market participants at the measurement date.

ASC 820, Fair Value Measurements (“ASC 820”), establishes a framework for measuring fair value. That framework specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

The three levels of the fair value hierarchy under ASC 820 are described below:

•	Level 1 – Quoted prices for identical instruments in active markets;

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

•

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The assets or liabilities fair value measurement level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Valuation techniques need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company did not have Level 1, 2 or 3 fair value assets or liabilities as of December 31, 2023 and 2022.

Loans payable and Due to related party

The estimated fair value of Loans payable and Due to related party is determined by Level 2 inputs and is based on observable market data including interest rate terms of the loans. The Loans payable and Due to related party are recorded at principal plus interest in kind. The carrying amount of the Loans payable and

Due to related party (Note 9, Debt) approximates fair value given the underlying interest rate applied to such amounts outstanding is currently set to the prevailing market rate.

Cash, Restricted cash, Accounts receivable, Other current assets, Accounts payable, Accrued compensation, and Other accrued expenses are reflected on the Consolidated Balance Sheets at amounts that approximate fair value because of the short-term nature of these financial assets and liabilities.

Equity Securities

As part of a revenue arrangement in 2020, the Company received non-cash consideration in the form of non-marketable shares of a privately held company for which the Company does not have the ability to exercise significant influence. Accordingly, the Company accounted for these equity securities by electing the measurement alternative for investments without readily determinable fair values. The non-marketable equity securities are carried at cost of all vested shares less any impairment, plus or minus adjustments resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The equity securities are recorded within Other non-current assets in the Consolidated Balance Sheets. Revenue is recognized over time for the non-cash consideration based on the fair value of the stock determined at contract inception. The measurement alternative election is reassessed each reporting period to determine whether the non-marketable securities continue to be eligible for this election.

The Company tests the equity securities for impairment each reporting period, and as of December 31, 2023 and 2022, no changes in carrying value of the equity investment were recognized under the measurement alternative. No unrealized gains or losses were recognized for the equity securities as of December 31, 2023 and 2022.

Refer to the following rollforward of the equity securities balance:

Balance at December 31, 2021	$206,834
Recognition of common stock in accordance with ASC 606	22,471

Balance at December 31, 2022	229,305
Recognition of common stock in accordance with ASC 606	20,599

Balance at December 31, 2023	$249,904

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Equity Participation Plans

The Company’s equity participation plans (Note 10, Equity Participation Plan) are accounted for in accordance with ASC 718, Compensation – Stock Compensation (Class B units), and ASC 710, Compensation (Class B Equity Appreciation Rights (“EAR”)). ASC 718 requires that all stock-based compensation classified as equity (Class B Tranche I) be recognized as an expense in the financial statements and that such cost be measured based on the grant date fair value of the award. ASC 718 requires that all stock-based compensation classified as liabilities (Class B Tranche II, III & IV) be recognized as an expense in the financial statements and that such cost be measured based on the settlement-date fair value of the award and remeasured for each reporting date through settlement. ASC 710 requires that related stock-based compensation expense (Class B EAR Tranche I, II, III & IV) be recognized when the distribution to the holder is probable and reasonably estimable. Forfeitures are recognized as they occur.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. For payment terms of one year or less, as a practical expedient, the Company does not adjust the transaction price for the effects of financing. The Company presents revenues net of sales taxes collected.

In determining how revenue should be recognized, the Company follows a five-step process:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the Company satisfies the performance obligations.

The Company generates revenue from the performance of various services and sales of products, as defined below:

Services

Services provided to customers generally are on a time and material (“T&M”) basis and are performed pursuant to specific statements of work. The Company charges the customer for work performed on an hourly basis at stated rates in the contract. The Company elected the right to invoice practical expedient for most of these arrangements and recognizes revenue over time as services are performed based on the amounts invoiced to the customer.

Consulting

Consulting represents services provided to customers which rely on Company personnel and their experience and knowledge of specific markets and market activity. The Company is usually paid a fixed amount over the period of the contract or upon completion of discrete deliverables identified in the contract. For most consulting arrangements, the Company elected the right to invoice practical expedient and recognizes revenue over time as services are performed based on the amounts invoiced to the customer.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Professional Services

Professional services consist primarily of fees derived from the performance of professional services provided to customers and partners to configure and optimize the use of the Company’s solutions, as well as training services related to the configuration and operation of the Company’s solutions. Professional services revenue is generally satisfied over time, as services are performed or at a point in time when configuration and optimization services are completed, or training activity is performed. Professional services revenue may include incidental hardware required to deploy the Company’s solutions. The customer may purchase the hardware through the Company or may purchase the hardware on its own. Revenue from sales of hardware is generally recognized as of a point in time when the hardware is delivered to the customer.

Subscription SaaS

Subscription SaaS revenue represents subscription term-based licenses sold to customers for solutions deployed on premise within the customer’s information technology infrastructure or in a third-party cloud of their choice and maintenance and support. The Company’s SaaS subscriptions provide customers the right to access cloud-hosted software and support for the SaaS service, which the Company considers to be a single performance obligation. The Company recognizes revenue over time over the life of the contract term. In connection with SaaS arrangements, the Company also sells professional services for maintenance and support, which the Company considers to be a separate performance obligation.

Software Licenses

Software licenses represent the sale of the Company’s intellectual property to customers. Software revenue includes term-based license revenue for solutions sold to customers for development or to be resold by the customer. The Company recognizes revenue from software licenses at the point in time that control passes to the customer. Additional maintenance and support for software licenses are priced separately, which the Company considers to be distinct performance obligations.

For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the estimated standalone price of each performance obligation.

Payment terms of each sales invoice provide for payment within 30 – 75 days of invoicing to the customer. In most arrangements, the Company receives cash consideration in exchange for the sale of services or products. When non-cash consideration is received, the Company evaluates the fair value of the non-cash consideration as of the inception date of the arrangement.

Income Taxes

For U.S. federal income tax purposes, as well as for state income tax purposes in a majority of the states in which the Company operates, the earnings attributable to the Company are included in the tax returns of the partners (the “Partnership”). As a result, except for certain states that impose an income tax on partnerships, no income tax expense is reflected in the consolidated financial statements relating to the earnings of the Partnership. The earnings attributable to the corporate entities are subject to federal and state income tax, and a tax provision is provided for accordingly.

With respect to the corporate entities, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The effect on

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more-likely-than-not that some portion of the deferred tax asset will not be realized. The Company records only one net non-current deferred tax asset or liability for each jurisdiction.

ASC 740, Income Taxes (“ASC 740”), prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return as well as guidance on de-recognition, classification, interest and penalties and financial statement reporting disclosures. For these benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company has considered its income tax positions, including any positions that may be considered uncertain by the relevant tax authorities in the jurisdictions in which the Company operates.

The Company recognizes interest and penalties accrued on any unrecognized tax exposures as a component of income tax expense. The Company does not have any amounts accrued relating to interest and penalties as of December 31, 2023 and 2022.

The Company has made an accounting policy election to treat Global Intangible Low Tax Income (“GILTI”) as a current year tax expense in the period in which it is incurred. Therefore, the Company does not provide any deferred taxes on GILTI in the consolidated financial statements.

Research and Development

Research and development costs include direct and allocated expenses. Research and development costs are expensed as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses are included within Selling, general and administrative expense in the Consolidated Statements of Operations and totaled $139,232, and $474,556 for the years ended December 31, 2023 and 2022, respectively.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments–Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) with additional updates and amendments being issued in 2018, 2019, 2020 and 2022 (collectively, “ASC 326”). ASU 2016-13 broadens the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The amendments in ASU 2016-13 require an entity to record an allowance for credit losses for certain financial assets, including accounts receivable, based on expected losses rather than incurred losses. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. The new guidance is effective for the years beginning after December 15, 2022, including interim periods. The Company adopted ASC 326 on a modified retrospective basis as of January 1, 2023, through a cumulative-effect adjustment to the Company’s beginning retained earnings balance. The adoption of ASU 2016-13 did not have a material impact to the Company’s consolidated financial statements or related disclosures. The Company recorded an adjustment of $73,080 as a reduction to the January 1, 2023 opening balance of accumulated deficit against an allowance for credit losses within the Consolidated Statements of Changes in Members’ Deficit.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

New Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures with the objective to enhance the transparency and decision usefulness of income tax disclosures to better understand an entity’s exposure to potential changes in jurisdictional tax legislation and the ensuing risks and opportunities, assess income tax information that affects cash flow forecasts and capital allocation decisions, and identify potential opportunities to increase future cash flows. The new guidance is effective for public entities for years beginning after December 15, 2024, with early adoption permitted. The Company is currently still assessing the potential impact on the consolidated financial statements.

3.	Property and Equipment, net

As of December 31, 2023 and 2022, property and equipment and accumulated depreciation balances are as follows:

	2023	2022
Leasehold improvements	$370,166	$316,676
Furniture & fixtures	294,349	295,512
Computer and computer equipment	201,477	187,067
Other	29,855	29,856

Total property and equipment	895,847	829,111
Less: Accumulated depreciation	(238,803)	(100,512)

Total property and equipment, net	$657,044	$728,599

Depreciation expense from property and equipment was $138,291 and $89,080 during the years ended December 31, 2023 and 2022, respectively.

The Company performed an impairment assessment of property and equipment as of December 31, 2023 and 2022. Based on the conclusion that the assets were recoverable, no impairment charges were recognized for the years ended December 31, 2023 and 2022.

4.	veriScan Software, net

On March 17, 2021, the Company entered into an asset purchase agreement to acquire the software assets of veriScan. The acquired software enables commercial airlines to use facial recognition technology to verify the identity of passengers. The Company paid $10,693,200, inclusive of third-party costs, all of which was capitalized as veriScan software. The Company evaluated the acquisition in accordance with ASC 805, Business Combinations, and concluded the acquisition represented an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in the software asset.

The below table presents the carrying value and accumulated amortization of veriScan software for the respective periods.

	2023	2022
Gross amount	$10,693,200	$10,693,200
Accumulated amortization	(3,029,740)	(1,960,420)

Net carrying value	$7,663,460	$8,732,780

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Changes in the carrying amount of veriScan software for the years ended December 31 are as follows:

December 31, 2021	$9,802,100
Amortization	(1,069,320)

December 31, 2022	8,732,780
Amortization	(1,069,320)

December 31, 2023	$7,663,460

Estimated future amortization expense related to veriScan software is presented below.

2024	$1,069,320
2025	1,069,320
2026	1,069,320
2027	1,069,320
2028	1,069,320
Thereafter	2,316,860

$7,663,460

Amortization expense related to veriScan software for the years ended December 31, 2023 and 2022 was $1,069,320 and is included in Cost of revenue on the Consolidated Statements of Operations. The useful life of the veriScan software is 10 years.

The Company performed an impairment assessment of veriScan software as of December 31, 2023 and 2022. Based on the conclusion that the asset was recoverable, no impairment charges were recognized for the years ended December 31, 2023 and 2022.

5.	Customer Relationships, net

The below table presents the carrying value and accumulated amortization of Customer relationships for the respective periods.

	2023	2022
Gross amount	$38,790,000	$38,790,000
Accumulated amortization	(6,298,704)	(4,304,208)

Net carrying value	$32,491,296	$34,485,792

Changes in the carrying amount of Customer relationships for the years ended December 31 are as follows:

December 31, 2021	$36,480,290
Amortization	(1,994,498)

December 31, 2022	34,485,792
Amortization	(1,994,496)

December 31, 2023	$32,491,296

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Estimated future amortization expense related to Customer relationships is presented below.

2024	$1,994,496
2025	1,994,496
2026	1,994,496
2027	1,994,496
2028	1,994,496
Thereafter	22,518,816

$32,491,296

Amortization expense related to Customer relationships for the years ended December 31, 2023 and 2022 was $1,994,496 and $1,994,498, respectively, and is included in Depreciation and amortization on the Consolidated Statements of Operations. The useful life of the Customer relationships is 10 – 20 years.

The Company performed an impairment assessment of the customer relationships as of December 31, 2023 and 2022. Based on the conclusion that the assets were recoverable, no impairment charges were recognized for the years ended December 31, 2023 and 2022.

6.	Other Intangible Assets, net

The below table presents the carrying value and accumulated amortization of other intangible assets for the respective periods.

	December 31, 2023
	Gross Amount	Accumulated Amortization	Net Carrying Value
Datasets	$2,824,250	$(709,089)	$2,115,161
Technology	1,600,000	(413,335)	1,186,665

Total	$4,424,250	$(1,122,424)	$3,301,826

	December 31, 2022
	Gross Amount	Accumulated Amortization	Net Carrying Value
Datasets	$2,774,250	$(426,663)	$2,347,587
Technology	1,600,000	(253,333)	1,346,667

Total	$4,374,250	$(679,996)	$3,694,254

Changes in the carrying amount of other intangible assets for the years ended December 31 are as follows:

	Datasets	Technology	Total
December 31, 2021	$2,456,117	$1,506,669	$3,962,786
Purchases	166,250	—	166,250
Amortization	(274,780)	(160,002)	(434,782)

December 31, 2022	2,347,587	1,346,667	3,694,254

Purchases	50,000	—	50,000
Amortization	(282,426)	(160,002)	(442,428)

December 31, 2023	$2,115,161	$1,186,665	$3,301,826

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Estimated future amortization expense related to other intangible assets is presented below.

2024	$442,428
2025	442,428
2026	442,428
2027	442,428
2028	442,428
Thereafter	1,089,686

$3,301,826

Amortization expense related to Technology was $160,002 for the years ended December 31, 2023 and 2022 and is included in Cost of revenue on the Consolidated Statements of Operations. The useful life of the Technology is 10 years. Amortization expense for Datasets were $282,426 and $274,780 for the years ended December 31, 2023 and 2022, respectively, and is included in Depreciation and amortization on the Consolidated Statements of Operations. The useful life of the Datasets is 10 years.

The Company performed an impairment assessment of the other intangible assets as of December 31, 2023 and 2022. Based on the conclusion that the assets were recoverable, no impairment charges were recognized for the years ended December 31, 2023 and 2022.

7.	Goodwill

Goodwill is primarily attributable to the acquisition of Linkware, LLC and Pre, LLC in 2020 and Trueface in 2021. These acquisitions were accounted for as business combinations under ASC 805, Business Combinations. For purposes of the goodwill impairment test as of December 31, 2023 and 2022, goodwill was assigned to two reporting units: Government Solutions and Commercial Solutions.

The Company completed a quantitative impairment assessment of goodwill as of December 31, 2022 and recorded a non-tax-deductible impairment loss of $32,984,777. The Company utilized an income approach to estimate the fair value of each reporting unit. The income approach is based on projected cash flows which are discounted to the present value using discount rates that consider the timing and risk of cash flows. The discount rate used is the value-weighted average of the reporting unit’s estimated cost of equity and of debt (“cost of capital”). The weighted average cost of capital is adjusted by reporting unit to reflect a risk factor, if necessary. Other significant assumptions include future working capital requirements. The Company did not identify any impairment indicators and did not record any goodwill impairment loss for the year ended December 31, 2023.

The following table summarizes the changes in the carrying amount of goodwill:

Balance at December 31, 2021	$47,426,025
Impairment	(32,984,777)

Balance at December 31, 2022	14,441,248

Balance at December 31, 2023	$14,441,248

8.	Leases

During the year ended December 31, 2021, the Company entered into a long-term operating lease for office space for the new Company headquarters (“HQ lease”). In addition to base rent, the HQ lease requires

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

additional payments to cover common area maintenance charges incurred and to pass along increases in real estate taxes. At the lease commencement date, the Company classified its HQ lease as an operating lease.

The HQ lease is for 12 years and expires in July 2033. One five-year option period is available, which as of lease commencement and as of December 31, 2023, was not reasonably expected to be exercised. The Company has an early termination option that can be exercised between 12 and 15 months preceding the seven-year anniversary of the lease commencement date. The Company received abated rent and a tenant improvement allowance to build out the space, which was determined to substantially represent a lessor asset. Rent escalates on an annual basis at 2.75%.

No impairment of the right-of-use assets was recognized for the years ended December 31, 2023 and 2022.

	2023	2022
Right-of-use assets	$6,591,936	$6,591,936
Accumulated amortization	(785,423)	(486,655)

Right-of-use-assets, net	$5,806,513	$6,105,281

The future annual minimum lease payments contractually due on the Company’s HQ lease as of December 31, 2023 were as follows:

2024	$1,075,408
2025	1,104,996
2026	1,135,293
2027	1,166,423
2028	1,198,473
Thereafter	5,924,280

Total future annual minimum lease payments	11,604,873
Less: Amount related to imputed interest	(4,361,085)

Total operating lease liabilities	7,243,788
Less: Current portion	(1,075,408)

Operating lease liability, non-current	$6,168,380

The Company had rent concessions for the year ended December 31, 2022. No rent concessions were received for the year ended December 31, 2023. Lease expense is recognized on a straight-line basis in accordance with ASC 842 for an operating lease. Lease expense is included within Selling, general and administrative expense on the Consolidated Statements of Operations.

	2023	2022
Operating lease expense	$1,051,968	$1,051,968
Short term lease expense	131,561	27,392
Variable lease expense	4,247	—

Total rent expense	$1,187,776	$1,079,360

Additional information about the Company’s operating leases as of December 31, 2023 and 2022 is as follows:

	2023	2022
Weighted-average remaining lease term	9.6 years	10.6 years
Incremental borrowing rate	10.17%	10.17%
Cash paid for amounts included in the measurement of lease liabilities, operating cash flows	$1,018,763	$—

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The right-of-use assets include nil and $86,225 of prepaid rent as of December 31, 2023 and 2022, respectively.

9.	Debt

Related Party Promissory Notes

During 2021, the Company received a loan of $2,000,000 from the majority investor. The loan was used by the Company to provide a bidding deposit on a project during 2021 (the bidding deposit was returned to the Company in 2022). In 2022, the loan was increased by $850,000, and converted into promissory notes on November 29, 2022 due in November 2023. The promissory notes with the majority investor totaled $2,850,000 for the amounts received as of December 31, 2022. The interest rate is one-month term secured overnight financing rate (“SOFR”), plus 3.25%, effective from November 29, 2022, and interest is paid-in-kind until the principal is due. During 2023, the Company borrowed an additional $7,500,000 of new promissory notes from the majority investor through October 2023. On October 23, 2023, the Company refinanced its promissory notes with the majority investor to extend the maturity date to November 29, 2025.

On December 31, 2023 and 2022, the interest rate was 8.59% and 7.37%, respectively. The outstanding balances including accrued nominal interest of $604,948 and $18,684 on the related party promissory notes were $10,954,948 and $2,868,684 as of December 31, 2023 and 2022, respectively, and are presented as a non-current liability in the Consolidated Balance Sheets, respectively.

Scheduled payments on outstanding promissory notes with the majority investor as of December 31, 2023 are as follows:

Years ending December 31,
2024	$—
2025	10,954,948

Total related party promissory notes outstanding	$10,954,948

Original Loan Agreement

The Company entered into a loan agreement with a third-party lending institution dated December 30, 2020 (the “Original Loan Agreement”) for $28,800,000 at a 2.75% interest rate. The Original Loan Agreement was guaranteed by the majority investor, and matured at the earlier of December 31, 2021, or the guarantor facility maturity date (i.e., October 3, 2022).

During 2021, the Company executed four amendments to the Original Loan Agreement to receive an additional $32,689,340 and extend the maturity date to October 3, 2022. An amount of $9,300,000 was repaid on March 29, 2021.

On January 31, 2022, the Company entered into Amendment #5 to the Original Loan Agreement resulting in a term loan advance of $9,000,000 being made to the Company.

On June 3, 2022, the balance of $61,199,028 under the Original Loan Agreement was refinanced, whereby the Company entered into a new promissory note with a new third-party financial institution (the “New Credit Agreement”). As there was a change in the lender, the transaction described above was accounted for as a debt extinguishment for accounting purposes and did not result in a gain or loss. The Company did not incur material transaction costs in entering into the new credit agreement.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

New Credit Agreement

The New Credit Agreement is a credit facility of the majority investor where the Company is a qualified borrower. The New Credit Agreement provides for a maximum outstanding principal of $350,000,000 and is fully guaranteed by the majority investor and is repayable on demand. Under the provisions of the agreement and subsequent amendments, any outstanding borrowings bear interest monthly at a variable rate of 3.25%, plus one-month SOFR. Interest payments on the New Credit Agreement will be paid entirely in kind with such amounts capitalized to the outstanding principal amount monthly. The demand notice period on the New Credit Agreement is 15 business days. If not terminated earlier, the New Credit Agreement terminates upon the last date on which the majority investor may issue capital calls. The interest rate at December 31, 2023 and 2022 was 8.59% and 7.37%, respectively.

The New Credit Agreement does not include any financial covenants.

As the principal outstanding under the New Credit Agreement is payable on demand, it was classified as a current liability on the Consolidated Balance Sheets. During the year ended December 31, 2023, the Company made a draw of $4,500,000. The outstanding loan payable and accrued interest under the New Credit Agreement was $73,719,678 and $63,346,559, of which accrued interest was $8,020,650 and $2,147,532, as of December 31, 2023 and 2022, respectively.

10.	Equity Participation Plan

The Company was formed pursuant to a Limited Liability Company Agreement on September 29, 2020, which was amended and restated on October 30, 2020 (“A&R LLC Agreement”). Pursuant to the terms of the A&R LLC Agreement, a Board of Managers was created with each manager having a vote. The Board of Managers may elect to issue Class A units and/or Class B units, all of which are non-voting. The Board of Managers has the authority to issue units and shall determine the number of authorized units to issue.

The Company has two equity participation plans. Class B units are issued to eligible employees based in the United States. Class B Equity Appreciation Rights (“Class B EAR”) are issued to eligible employees based outside of the United States. Class A units are issued primarily to its private equity investors as capital interests and do not represent participation plans. The Board of Managers is authorized to issue additional units of all unit classes.

Class A Units

The Company had 66,031,670 units issued and outstanding as of December 31, 2023 and 2022. The Company did not issue units for the years ended December 31, 2023 and 2022. The Board of Managers is authorized to issue 66,031,670 units and may issue additional units. Class A units vest immediately upon issuance and cannot be forfeited. The Class A units represent capital interests in the Company as unitholders have an immediate claim to the assets of the Company upon a liquidation event. As such contributions are accounted for as equity contributions under ASC 505, Equity.

Class B Units

Class B units issued and outstanding, as well as granted and forfeited, under the Class B unit plan are presented in the table in Note 11, Unit-based compensation. The Class B units represent profit units and are granted to enable employees to share in the proceeds should a liquidation event take place. The Board of Managers is authorized to issue 14,645,099 Class B units and is authorized to issue additional Class B units.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The Class B units are classified into four tranches, tranche I, II, III and IV, each with varying participation thresholds ($1.00 or $4.29 per unit) and vesting conditions.

Vesting conditions for tranche I units are based on service conditions (ratably over 5 years) and performance conditions (measurement date IRR equals or exceeds 8% cumulatively). All tranche I units automatically vest with regards to the service condition upon the consummation of a sale of the Company. All tranche I units automatically vest upon the achievement of the performance condition. A holder of tranche I units that is a good leaver retains their vested units after being employed by the Company, although the Company and its investors have the ability to repurchase the outstanding units within 180 days at fair market value.

Vesting conditions for tranche II, III and IV units are based on performance conditions (e.g., investor inflows are at least 2.0 times the investor outflows, measurement date IRR equals or exceeds 15%) and on a sale of the Company. A holder of tranche II, III and IV units forfeits their units when they are no longer employed by the Company.

The Company accounts for Class B units as equity (Tranche I) and liability (Tranche II, III, and IV) awards under ASC 718, Stock Compensation.

Class B Equity Appreciation Rights

Class B EAR units issued and outstanding, as well as granted and forfeited, under the Class B EAR unit plan are presented in the table in Note 11, Unit-based compensation. The Class B EAR units are not equity interests in the Company and instead represent a requirement of the Company to make a cash payment upon the achievement of certain conditions and are accounted for as liability awards under ASC 710, Compensation—General. The Board of Managers is authorized to issue 1,970,000 Class B EAR units and is authorized to issue additional Class B EAR units.

The Class B EAR units are classified into four tranches, tranche I, II, III and IV, with a participation threshold of $4.29. The vesting conditions are the same as those outlined above for the Class B units.

11.	Unit-based Compensation

Allocation of Profits and Losses

Profits and losses shall be allocated among the unitholders in such a manner that would result in the capital accounts at year-end equaling the amount that would be distributed to such unitholders under a deemed liquidation event after satisfying all debts. A requirement does not exist for unit holders to contribute to the Company if a loss is present.

Determining Fair Value – Unit-based awards with service and market conditions

The Company assessed the fair value of unit-based awards with service and market conditions (Class B Tranche I) as of the various grant dates in 2020, 2021, and 2022 in accordance with ASC 718. No grants were made during 2023. The Company assessed the fair value of these units based on a Black-Scholes option pricing model, adjusted for the volatility of similar companies. The results of the model concluded the fair value of these awards to be negligible and as a result, the fair value of the awards as well as the compensation expense associated with such awards was deemed to be immaterial. A liquidation of the Company at any point to date would not have resulted in a distribution to any Class B unit holders and there are no reasonably estimable future conditions that would result in a change to that position. Because of the above assessment no related compensation expense was recorded.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Determining Fair Value – Assumptions

Key assumptions used in the Black-Scholes option pricing model as the method of valuation are summarized as follows:

Expected volatility: The Company estimates the volatility of its Class B Tranche I shares at the grant date based on the historical volatility of similar publicly traded companies.

Dividend yield: The dividend yield assumption was $0 based on the Company’s historical and projected dividend payouts.

Risk-free interest rate: The risk-free interest rate is based on the observed interest rates appropriate for the term of the Company’s employee stock options.

Amortization period: The amortization period aligns with the requisite service periods associated with the awards.

Discount for post-vesting restrictions: Awards with participation thresholds of $4.29 were discounted incrementally as compared with those awards with a threshold of $1 based on a quantitative assessment showing the significant deficit these units needed to overcome in order to participate in a distribution.

Share price: The fair value of the Company’s stock price is based on recent transactions.

Unit-Based Compensation Expense

Class B Tranche I—Tranche I units are treated as equity. ASC 718 requires that all stock-based compensation classified as equity be recognized as an expense in the financial statements and that such cost be measured based on the grant date fair value of the award. The Company evaluated the fair value of the granted Class B Tranche I units on each grant date and concluded the fair value to be negligible. While the Class B Tranche I units have vested ratably over the period based on the service conditions, the fair value of the awards is negligible, therefore, the Company has not recognized any expense for any of the Class B Tranche I awards during the years ended December 31, 2023 or 2022.

Class B Tranche II—IV—Tranche II, III, & IV units are treated as liabilities. ASC 718 requires that all stock-based compensation classified as liabilities be recognized as an expense in the financial statements and that such cost be measured based on the grant date fair value of the award and remeasured for each reporting date through settlement. The fair value of the awards, determined on the grant date of each award is negligible and the vesting conditions have not been met, therefore, no compensation expense was recorded for the years ended December 31, 2023 or 2022.

Class B EAR - Stock-based compensation subject to ASC 710 requires recognition when the distribution to the holder is probable and reasonably estimable. No distribution is probable or reasonably estimable as of December 31, 2023 and 2022 and thus, no compensation expense was recorded.

As a result of the fair value being determined to be negligible, the weighted average grant date was also determined to be immaterial.

Forfeitures are recognized as they occur for all above units.

Distributions

In accordance with the A&R LLC Agreement, distributions shall be made to the Class A and Class B unitholders as follows:

•	Class A units: An amount equal to the amount determined by dividing the Grossed-Up Amount (the sum of (a) the available amount of such distribution and (b) the aggregate amount of the participation

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

thresholds of all participating Class B units, as described in the A&R LLC Agreement) by the number of Participating Units, and

•

Class B units: An amount equal to the excess of (x) the amount determined by dividing the Grossed-Up Amount by the number of Participating units over (y) the Participation Threshold in respect of such Participating Class B Unit.

As of December 31, 2023 and 2022, members’ deficit based on a hypothetical deemed liquidation of the business would have all been allocated to the Class A Units. No amounts would have been allocated to the Class B or Class B EAR units. Issued and outstanding units were as follows:

	Class A	Class B (1)		Class B EAR (1)		Total Class B & Class B EAR
		Tranche 1	Tranche II-IV	Tranche I	Tranche II-IV
Outstanding as of December 31, 2021	66,031,670	2,119,689	8,381,281	30,000	120,000	10,650,970
Issued	—	711,862	2,847,447	364,000	1,456,000	5,379,309
Forfeited	—	(469,862)	(2,143,766)	—	—	(2,613,628)
Outstanding as of December 31, 2022	66,031,670	2,361,689	9,084,962	394,000	1,576,000	13,416,651
Vested (1)	66,031,670	790,608	—	12,000	—	802,608
Outstanding as of December 31, 2022	66,031,670	2,361,689	9,084,962	394,000	1,576,000	13,416,651
Issued	—	1,000	4,000	—	—	5,000
Forfeited	—	(37,579)	(250,515)	(8,000)	(40,000)	(336,094)
Outstanding as of December 31, 2023	66,031,670	2,325,110	8,838,447	386,000	1,536,000	13,085,557
Vested (1)	66,031,670	1,237,039	—	90,800	—	1,327,839

(1)

Class B Tranche II, III, & IV Units are all conditional on the sale of the Company which had not occurred as of December 31, 2023 or 2022. Unlike Tranche I units, these units are forfeited upon non-employment with the Company. As such no Tranche II, III, & IV units have been deemed as vested.

Vesting activity and the volume of unvested units are shown below. Class B Tranche II, III, & IV units are forfeited upon non-employment with the Company so both classes have been excluded from the table.

	Class B Tranche I	Class B EAR Tranche I
Unvested as of December 31, 2021	1,710,231	24,000
Granted	711,862	364,000
Vested	(381,150)	(6,000)
Forfeited	(469,862)	—

Unvested as of December 31, 2022	1,571,081	382,000
Vested	(446,431)	(78,800)
Forfeited	(37,579)	(8,000)

Unvested as of December 31, 2023	1,087,071	295,200

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

12.	Income Taxes

Loss before taxes includes the following components:

	2023	2022
Loss before taxes
United States	$(27,126,363)	$(53,460,862)
Foreign	579,560	239,332

	$(26,546,803)	$(53,221,530)

The components of the provision for income taxes for the year ended December 31, 2023 and 2022 are as follows:

	2023	2022
Current expense
State	$149	$3,850
Foreign	140,281	46,812

Total current expense	140,430	50,662
Deferred expense (benefit)
Federal	11,076	(21,421)
State	12,469	(287,128)

Total deferred expense (benefit)	23,545	(308,549)

Total income tax expense (benefit)	$163,975	$(257,887)

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate for each period is as follows:

	2023	2022
Income tax at statutory federal rate	$(5,567,103)	$(11,176,521)
Increase (reduction) in income taxes resulting from:
State taxes, net of Federal benefit	(995,278)	(1,677,973)
Foreign rate differential	14,669	(4,787)
Non-deductible goodwill	—	3,467,955
Transaction costs	428,562	—
Permanent differences	13,001	6,544
Other	308	28,208
Valuation allowance	6,269,816	9,098,687

Total income tax expense (benefit)	$163,975	$(257,887)

Our effective tax rates were (0.6%) and 0.5% for the years ended December 31, 2023 and 2022, respectively. Our effective tax rates were below the 21% statutory rate primarily due to non-deductible goodwill and an increase in the valuation allowance offset by state taxes.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consist of the following on December 31, 2023 and 2022:

	2023	2022
Deferred tax assets:
Accrued expenses and other	$859,006	$763,856
Research and development credit carryforwards	238,807	238,807
Net operating loss carryforwards	10,576,494	8,014,923
Deferred interest	1,637,671	—
Goodwill	2,762,008	3,225,289
Intangible assets	1,991,635	—
Lease liabilities	1,836,544	1,920,694

Total deferred tax assets	19,902,165	14,163,569
Valuation allowance	(18,457,844)	(12,163,114)

Net deferred tax assets	1,444,321	2,000,455
Deferred tax liabilities:
Intangible assets	$—	$(379,166)
Property and equipment	(111,392)	(143,439)
Right-of-use assets	(1,472,147)	(1,561,571)
Other	(5,173)	(37,125)

Total deferred tax liabilities	(1,588,712)	(2,121,301)
Net deferred tax liabilities	$(144,391)	$(120,846)

The Company’s ability to utilize its deferred tax assets is based on a number of factors including the Company’s ability to generate substantial taxable income in future periods and the duration of statutory carryforward periods. Valuation allowances are established against the Company’s deferred tax assets based on consideration of all available evidence, both positive and negative, using a “more likely than not” threshold. The Company established a valuation allowance against deferred tax assets as presented above.

As of December 31, 2023, and 2022, the Company has U.S. federal net operating loss carryforwards of $41,162,026 and $30,916,271, which begin to expire from 2033 through 2037. In addition, the Company has research and development tax credits of $238,807 which begin to expire in 2040. Utilization of the net operating loss carryforwards are subject to various limitations including the ownership change limitations provided by Internal Revenue Code (IRC) Section 382 and similar state provisions.

The Company recognized a valuation allowance against deferred tax assets of $18,457,844 and $12,163,114 as of December 31, 2023 and 2022, respectively. The valuation allowance increased by $6,294,730 for the year ended December 31, 2023, compared to the increase of $9,055,365 for the year ended December 31, 2022. The increase in the valuation allowance is a result of current year losses not tax benefited. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a valuation allowance has been recorded. These factors include the Company’s history of net losses since its inception.

The Company continues to assert its intention to reinvest undistributed foreign earnings indefinitely with respect to its foreign operations. Accordingly, a provision has not been made at December 31, 2023 and 2022 for U.S. or additional foreign withholding taxes on the undistributed earnings of foreign subsidiaries.

The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

the Company’s Consolidated Balance Sheets. To date, the Company has not recognized any interest and penalties in its Consolidated Statements of Operations, nor has it accrued for or made payments for interest and penalties. The Company has no material unrecognized tax benefits as of December 31, 2023 and 2022.

Fiscal years ending December 31, 2020, and later remain subject to examination by U.S. Federal authorities and various state authorities. There are currently no audits in progress.

13.	Revenue

The Company generates revenue from the performance of various services and sales of products (Note 2, Summary of Significant Accounting Policies). The following table presents revenue disaggregated by timing of revenue recognition:

	2023	2022
Revenue recognized over time	$35,165,553	$32,024,169
Revenue recognized at a point in time	5,483,276	2,507,747

	$40,648,829	$34,531,916

The following table presents revenue disaggregated by product type:

	2023	2022
Services	$30,585,001	$27,600,924
SaaS	1,708,935	1,304,707
Software licenses	3,065,833	852,983
Professional services	5,198,419	4,714,657
Other	90,641	58,645

Total revenue	$40,648,829	$34,531,916

Two customers primarily contributed more than 10% of total revenues. The largest customer represented 35% and 39% of Accounts receivable and 40% and 41% of Revenue as of and for the years ended December 31, 2023 and 2022, respectively. The second largest customer represented 17% and 18% of Accounts receivable and 35% and 38% of Revenue as of and for the years ended December 31, 2023, and 2022, respectively. None of the remaining customers individually represented 10% or more of total revenues.

Accounts Receivable, net

The table below shows the components of Accounts receivable, net.

	2023	2022
Billed receivables	$7,053,955	$5,750,818
Unbilled receivables	898,147	175,750
Allowance for credit losses	(126,708)	—

Accounts receivable, net	$7,825,394	$5,926,568

Contract Assets and Contract Liabilities

Contract assets are the rights to consideration in exchange for goods or services that the Company has transferred to a customer when that right is conditional on something other than the passage of time. The

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Company’s contract assets comprise of unbilled receivables against revenues recognized prior to receipt of payment, and these amounts are generally billed and collected within one year. Contract assets are classified as current due to the short time period between recognition and collection and are included in Accounts receivable, net in the Consolidated Balance Sheets.

Contract liabilities are recorded for any services billed to customers and not yet recognizable if the contract period has commenced or for the amount collected from customers in advance of the contract period commencing. Contract liabilities are classified as current and are presented as Deferred revenue in the Consolidated Balance Sheets.

The Company did not have any Unbilled receivables (contract assets), or Deferred revenue (contract liabilities) reported on a net contract basis as of December 31, 2023 or 2022.

The Unbilled receivables and Deferred revenue balances were as follows as of December 31:

	2023	2022
Unbilled receivables	$898,147	$175,750
Unbilled receivables – non-current	1,003,168	—

Total Unbilled receivables	1,901,315	175,750
Deferred revenue	1,245,843	554,819
Revenue recognized in the period from amounts included in contracts liability at the beginning of the period	$554,819	$288,329

The changes in contract assets are primarily due to timing differences between the Company’s performance of services or a sale of software licenses and the related right for consideration to become unconditional (i.e., timing of contract assets being reclassified to a receivable). Additional contracts in 2023 with multi-year performance obligations and consideration conditional based on other than the passage of time caused an increase in contract assets of a non-current nature.

Changes in contract liabilities are primarily due to the timing difference between the Company’s performance of services and payments from customers. To determine revenue recognized from contract liabilities during the reporting periods, the Company allocates revenue to individual contract liability balances and applies revenue recognized during the reporting periods first to the beginning balances of contract liabilities until the revenue exceeds the balances.

The Company defers costs to fulfill its contractual obligations if those costs meet all of the following criteria: (i) the costs relate directly to the contract, (ii) the costs generate or enhance resources of the Company that will be used in satisfying performance obligations in the future, and (iii) the costs are expected to be recovered. The Company had deferred costs totaling $158,203 and $195,957 as of December 31, 2023 and 2022, respectively. Deferred contract costs are included in Other current assets in the Consolidated Balance Sheets and are recorded to Cost of revenue.

14.	Commitments and Contingencies

The Company is subject to litigation and claims arising from time to time in the ordinary course of business. Although legal proceedings are inherently unpredictable, the Company believes that it has valid defenses with respect to any matters currently pending against the Company and intends to defend itself vigorously. The outcome of these matters, individually and in the aggregate, is not expected to have a material impact on the Company’s consolidated financial statements.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

15.	Benefit Plans

The Company maintains a defined contribution 401(k) plan (the “Plan”) for all employees who are over the age of 21 and are not located in Puerto Rico and are not independent contractors, seasonal employees, or interns. Participants may make voluntary contributions up to the maximum amount allowable by law. The Company contributes up to 6% of a participant’s eligible compensation and additional discretionary matching contributions may be made. Company contributions generally vest to the participants immediately (subject to certain Internal Revenue Code requirements). The Company recorded contributions to the Plan of $904,331 and $774,809 for the years ended December 31, 2023 and 2022, respectively, and are included in Selling, general and administrative expense in the Consolidated Statements of Operations.

16.	Related Party Transactions

The Company owed the majority investor $10,954,948 (Note 9, Debt), of which $604,948 was accrued interest, and $2,868,684, of which $18,684 was accrued interest, as of December 31, 2023 and 2022, respectively.

The Company’s Original Loan Agreement was guaranteed by the majority investor. The New Credit Agreement in 2022 is also guaranteed by the majority investor (Note 9, Debt).

The Company entered into a Consulting Agreement on October 30, 2020 with the majority investor that requires payment of (1) a minimum consulting fees of $600,000 per year up to $2,000,000 (fees are pro-rated for time of ownership), and (2) a transaction consulting fee of $700,000. The Company recognized $600,000 of consulting fees in Selling, general and administrative expense in the Consolidated Statements of Operations for both years ended December 31, 2023 and 2022.

17.	Merger Agreement

On November 4, 2023, the Company entered into an agreement and plan of mergers (the “Merger Agreement”) with BigBear.AI Holdings (“BBAI”), pursuant to which Pangiam Intermediate Holdings LLC, a subsidiary of the Company, will merge with a subsidiary of BBAI and become a wholly owned subsidiary of BBAI.

The consideration to be received consists of shares of BBAI common stock. The number of shares issued will be based off an agreed enterprise value of $70 million and a price per share of BBAI common stock of $1.3439 which represents the 20-day VWAP for Common Stock ending on the trading day immediately prior to the date of the Merger Agreement. The purchase price is subject to customary adjustments for indebtedness, cash, working capital, and transaction expenses. Initially $3.5 million of shares of BBAI common stock will be held back at the time of the closing of the Mergers to cover any post-Closing adjustments to the Purchase Price.

The closing of the Merger is subject to customary closing conditions, including approval by the holders of a majority of the BBAI’s shareholders and receipt of regulatory approval. The Merger Agreement contains termination rights for the Company and BBAI, including in the event that the Merger is not consummated by August 4, 2024. Each party may also terminate the Merger Agreement if the other party breaches its representations, warranties or covenants in a manner that would lead to the failure of a condition, subject to a 30-day cure period.

Pangiam Ultimate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

18.	Subsequent Events

In preparing these consolidated financial statements, the Company evaluated events and transactions for potential recognition or disclosure through March 26, 2024, the date on which the consolidated financial statements were available to be issued.

The Company drew $3,500,000 on January 4, 2024 from the New Credit Agreement, a credit facility of the majority investor, to fund operations prior to the closing of the Merger Agreement.

Refer to Note 2 with regards to the formation of PG Finance, issuance of Class A Preferred Units and payoff of the outstanding debt under the New Credit Agreement and related party promissory notes during February 2024.

Effective February 29, 2024, the Company completed the merger with BBAI, pursuant to the Merger Agreement. The Company received a total of 61,838,072 shares of BBAI common stock. $3,500,000 of shares of BBAI common stock was held back at the time of the closing of the merger to cover post-closing adjustments to the purchase price. BBAI may issue up to $7,000,000 of shares of its common stock (based on the 20-day volume-weighted average price for the common stock ending on the trading day immediately prior to the settlement date) upon the final determination of any post-closing adjustments to the purchase price. In connection with the closing of the merger, the Company entered into the Joinder & Second Amendment to Amended & Restated Investor Rights Agreement with BBAI, BBAI Ultimate Holdings, LLC, AE BBAI Aggregator, LP and the other parties thereto. The Company is entitled to the same registration rights offered to other BBAI stockholders that were party to the Amended and Restated Investors Rights Agreement between BBAI and certain of its stockholders.